Exhibit 99.1

Ryman Hospitality Properties, Inc. Reports Third Quarter 2013 Results

– Gross Advanced Group Bookings for all Future Periods Increased 34.7 Percent Over Third Quarter 2012 –

– In-The-Year, For-The-Year Gross Advanced Group Bookings Increased 20.8 Percent Over Third Quarter 2012 –

– Progress Being Made on Transition Issues –

NASHVILLE, Tenn. (November 5, 2013) – Ryman Hospitality Properties, Inc. (NYSE: RHP), a lodging real estate investment trust (“REIT”) specializing in group-oriented, destination hotel assets in urban and resort markets, today reported financial results for the third quarter ended September 30, 2013.

Colin V. Reed, chairman, chief executive officer and president of Ryman Hospitality Properties, stated, “Our business performed as expected this quarter, and while our results continued to be challenged by transition-related issues, we are encouraged by the progress we have made to date. Most notably, our bookings performance was solid, as we booked nearly 456,000 gross room nights, an almost 35 percent increase from the same period last year. On a net room night basis, we booked more than 309,000 net room nights in the third quarter, an increase of over 39 percent from the third quarter in 2012. This bookings performance is promising and an indication that the modifications to the sales process that we recommended and Marriott implemented over the past two quarters are working and are better aligned with the unique dynamics of large group hotels such as ours.

“We are also encouraged by several other factors, such as continued growth in our transient segment performance as evidenced by an increase in transient room nights of 28.0 percent over the same period last year. In addition, we saw a significant decrease in in-the-year for-the-year cancellations for all our hotels, which declined more than 55 percent from the prior year period. Furthermore, our Opry and Attractions business had a record third quarter financial performance as evidenced by a healthy increase in revenue and Adjusted EBITDA over the third quarter last year. In terms of our bottom-line results, we continue to work alongside Marriott to identify additional areas to improve profitability and harvest the synergies that were projected by our manager. We are confident that as this process evolves we will steadily realize property-level cost synergies and that our bottom-line performance will strengthen as a result.”

Third Quarter 2013 Results (as compared to Third Quarter 2012)

•	Gross advanced group bookings for all future periods increased 34.7 percent to approximately 456,000 room nights; net advanced group bookings for all future periods increased 39.6 percent to approximately 309,000 room nights

•	Gross advanced group bookings of in-the-year, for-the-year room nights increased 20.8 percent to approximately 54,000 room nights; net advanced group bookings of in-the-year, for-the-year room nights increased 72.8 percent to approximately 23,000 room nights

•	Transient room nights during the quarter increased 28.0 percent to approximately 155,000 room nights while transient Average Daily Rate, or ADR, declined 2.3 percent

•	Cancellations in-the-year, for-the-year decreased 55.3 percent to approximately 9,800 group rooms compared to approximately 22,000 group rooms in the third quarter 2012

•	Attrition for groups that traveled in the third quarter of 2013 was 12.2 percent of contracted room block compared to 10.2 percent in the same period in 2012; attrition and cancellation fees collected during the quarter were $2.0 million compared to $1.7 million in the same period in 2012

•	Total Revenue decreased 1.9 percent to $221.2 million compared to Total Retail Adjusted Revenue in the third quarter 2012, or a decrease of 3.0 percent compared to unadjusted Total Revenue in the third quarter 2012

•	Hospitality Revenue Per Available Room, or RevPAR, decreased 2.7 percent to $112.49

•	Hospitality Total RevPAR decreased 2.9 percent to $267.52 compared to Hospitality Retail Adjusted Total RevPAR in the third quarter 2012, or a decrease of 4.2 percent compared to unadjusted Hospitality Total RevPAR in the third quarter 2012

•	Hospitality Revenue decreased 2.9 percent to $199.3 million compared to Hospitality Retail Adjusted Revenue in the third quarter 2012, or a decrease of 4.2 percent compared to unadjusted Hospitality Revenue in the third quarter 2012

•	Net income was $18.0 million compared to a net loss of $26.7 million in third quarter 2012

•	Adjusted EBITDA on a consolidated basis was slightly lower by 0.3 percent to $57.3 million

•	Hospitality Adjusted EBITDA decreased 10.3 percent to $54.8 million

•	Adjusted Funds from Operations, or Adjusted FFO, was $43.5 million, an increase of 163.9 percent over the prior-year quarter. Adjusted FFO excluding REIT conversion costs was $45.7 million, an increase of 28.8 percent over the prior-year quarter.

For the Company’s definitions of RevPAR, Total RevPAR, Adjusted EBITDA, Retail Adjusted Revenue, Retail Adjusted Total RevPAR, and Adjusted FFO as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income, a reconciliation of the non-GAAP financial measure Retail Adjusted Revenue to revenue, and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Retail Adjusted Revenue”, “Calculation of RevPAR and Total RevPAR”, “Non-GAAP Financial Measures”, and “Supplemental Financial Results” below.

Hospitality

Property-level results and operating metrics for the third quarter of 2013 and 2012 are presented in greater detail below and under “Supplemental Financial Results.”

•	Gaylord Opryland RevPAR increased 10.6 percent to $115.03 compared to the third quarter of 2012. Total RevPAR increased 7.7 percent to $251.48 as compared to Retail Adjusted Total RevPAR in the third quarter of 2012. The growth in RevPAR was led by an 8.0 percentage point increase in occupancy. Transient room nights increased by approximately 10,400, or 24.0 percent, over third quarter 2012 while transient ADR grew by 3.1 percent. Furthermore, premium Corporate and Association group room nights were up approximately 45,000 room nights which led to an increase in outside-the-room spending, primarily in food and beverage banqueting. The property exhibited solid margin management as its Adjusted EBITDA margin increased to 31.4 percent, or an increase of 4.7 percentage points over the same period last year.

•	Gaylord Palms RevPAR decreased 4.9 percent to $98.68 compared to the third quarter of 2012. Total RevPAR decreased 6.3 percent to $255.90 compared to Total RevPAR in the third quarter of 2012. The decrease in RevPAR is primarily related to a decline in room nights in the Corporate and Association segments with a modest decline in ADR for these particular group segments. This decline was partially offset by a 61.9 percent increase in transient room nights and a 3.1 percent increase in transient ADR compared to the third quarter of 2012. Adjusted EBITDA margin declined 4.6 percentage points compared to the same period last year. In the third quarter of 2012, the property realized a $1.0 million sales tax credit, which impacts the year-over-year comparison in terms of Adjusted EBITDA and Adjusted EBITDA margin.

•	Gaylord Texan RevPAR decreased 10.9 percent to $117.39 compared to the third quarter of 2012. Total RevPAR decreased 7.2 percent to $306.34 as compared to Retail Adjusted Total RevPAR in the third quarter of 2012. Adjusted EBITDA margin declined 2.4 percentage points compared to the same period last year. Transient room nights for the property increased approximately 4,600 or 12.8 percent over third quarter of 2012, while transient ADR decreased by 12.1 percent. The property was negatively impacted by approximately 7,600 room night cancellations made in-the-year for the third quarter. The property was unable to completely replace this loss with short-term group business, and subsequent transient room nights came at a lower rate and with less outside-the-room revenue.

•	Gaylord National RevPAR decreased 12.4 percent to $120.01 compared to the third quarter of 2012. Total RevPAR decreased 9.6 percent to $293.11 as compared to Retail Adjusted Total RevPAR in the third quarter of 2012. Adjusted EBITDA margin declined 7.5 percentage points compared to the same period last year. Transient room nights for the property increased by approximately 2,800, or 16.3 percent, while transient ADR increased by 11.7 percent over third quarter of 2012, which partially offset the decline in group room nights. The Washington D.C. market remains challenging, and the property is not immune to this challenging environment. The property’s Adjusted EBITDA and Adjusted EBITDA margin were negatively impacted by a $1.7 million increase in union related expenses compared to the third quarter of 2012. These expenses lowered Adjusted EBITDA margin by 3.1 percentage points for the quarter.

Reed continued, “The quarter was highlighted by the strong results from Gaylord Opryland, which delivered significant top and bottom-line improvement compared to the same period last year, including a 10.6 percent increase in RevPAR. We also saw double-digit increases in transient room nights at each of our properties, led by a nearly 62 percent increase at Gaylord Palms, as we benefited from the Marriott Rewards Program and Marriott’s transient delivery channels.

“However, overall softness in the group sector resulted in several significant group cancellations earlier in the year that affected our properties during the quarter, particularly at the Gaylord Texan. Also, in-the-year, for-the-year group reach was negatively affected by the sales transition issues we highlighted earlier in the year. This drop in group business was offset somewhat through transient bookings. In addition, Gaylord National was again impacted by the government uncertainty and the challenging Washington D.C. market. From an operational perspective, we continued to make progress towards the full integration and adoption of new Marriott systems and procedures, and while this is an ongoing effort, we are confident that as we refine these processes we will see improvements in our occupancy and margin performance at the property level across the board.”

Opry and Attractions

Opry and Attractions segment had a record third quarter in both revenue and profitability. Revenue for the segment rose 8.4 percent to $21.9 million in the third quarter of 2013 from $20.2 million in the prior-year quarter. The segment’s Adjusted EBITDA rose 9.4 percent to $6.6 million in the third quarter of 2013, from $6.1 million in the prior-year quarter.

Corporate

Corporate and Other Adjusted EBITDA totaled a loss of $4.1 million in the third quarter of 2013 compared to a loss of $9.6 million in the same period last year. The reduction in costs at the Corporate level is directly related to the transition of the Company to a REIT, and cost savings are in-line with previously discussed estimated cost synergies.

REIT Conversion Costs

The Company has segregated all conversion costs associated with our conversion to a REIT and reported these amounts separately as REIT conversion costs in the accompanying financial information. During the third quarter of 2013, the Company incurred $1.0 million of costs associated with this conversion compared to $51.4 million in the third quarter of 2012.

Dividend Update

The Company paid its third quarter cash dividend of $0.50 per share of common stock on October 15, 2013 to stockholders of record on September 27, 2013. It is the Company’s current plan to distribute total annual dividends of approximately $2.00 per share for 2013 in cash in equal quarterly payments in April, July, October, and January 2014, subject to our board of directors’ future determinations as to the amount of quarterly distributions and the timing thereof.

Balance Sheet/Liquidity Update

As of September 30, 2013, the Company had total debt outstanding of $1,174.8 million and unrestricted cash of $52.1 million. At September 30, 2013, $533.0 million of borrowings were drawn under the Company’s $1 billion credit facility, and the lending banks had issued $6.9 million in letters of credit, which left $460.1 million of availability for borrowing under the credit facility.

During the quarter, the Company settled its repurchase of $54.7 million in principal amount of its 3.75% convertible senior notes due 2014, which were cancelled, and settled the conversion of $1.2 million in principal amount of the convertible notes that were converted by a holder. After these transactions, $304.1 million in principal amount of the notes remains outstanding. The repurchases were made for aggregate consideration of $98.6 million funded by draws under the Company’s revolving credit facility. The Company recorded a loss on extinguishment of debt of $4.2 million in the third quarter of 2013 related to these repurchases and conversions.

In connection with the Company’s repurchase of a portion of the 3.75% convertible senior notes, the number of options and warrants underlying the bond hedge transaction related to the convertible notes were proportionately reduced. In consideration for these adjustments, the counterparties to the bond hedge transactions paid the Company 157,886 shares of the Company’s common stock, which were subsequently cancelled. The adjustments to the options and warrants were considered modifications to the terms of the underlying agreements.

Guidance

The Company is maintaining its 2013 guidance provided on August 8, 2013 on a consolidated as well as on a segment basis. The following business performance outlook is based on current information as of November 5, 2013. The Company does not expect to update the guidance provided below before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.

Reed continued, “Despite the transition challenges that we faced in the first three quarters of the year, we are confident that the issues have been identified, and that we, working with Marriott, are making the right modifications and adjustments both on the sales and operational levels. As a result, we are confident that our business is moving in the right direction and is on track to deliver the 2013 guidance ranges we provided last quarter.”

	Guidance
	For Full Year 2013
	Low	High
Hospitality RevPAR [1]	-1.5%	0.0%
Hospitality Total RevPAR [1]	-2.5%	0.0%
Hospitality	$242.0	$250.0
Opry and Attractions	19.0	20.0
Corporate and Other	(23.0)	(21.0)
Gaylord National Bonds [2]	12.0	12.0

Adjusted EBITDA [3]	$250.0	$261.0

Adjusted FFO [3,4]	$187.5	$197.0
REIT conversion costs (tax effected)	$19.0	$18.0
Adjusted FFO after REIT conversion costs [3,4]	$168.5	$179.0
Adjusted FFO per Share [3,4]	$3.65	$3.84
Adjusted FFO per Share after REIT conversion costs [3,4]	$3.28	$3.49
Estimated Basic Shares Outstanding	51.3	51.3

1.	Hospitality RevPAR estimated annual changes are based on 2012 RevPAR of $123.36 (as adjusted to reflect a change in room counting methods that does not exclude renovation rooms from the calculation of rooms available, per Marriott room counting methods), and Hospitality Total RevPAR estimated annual changes are based on 2012 Retail Adjusted Total RevPAR of $306.41 (as adjusted to reflect the elimination from the first three quarters of 2012 of revenues from retail operation that were outsourced to a third-party retailer beginning in the fourth quarter of 2012, as well as Marriott room counting methods).

2.	Interest income from Gaylord National bonds reported in estimated hospitality segment results in 2013.
3.	Does not include the impact of the loss on the call spread settlement related to our convertible notes repurchase.
4.	Adjusted FFO guidance includes a deduction for maintenance capital expenditures of $33.0 to $35.0 million.

For our definitions of RevPAR, Total RevPAR, Adjusted EBITDA, and Adjusted FFO as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income, a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, and 2012 Retail Adjusted Revenue and Total RevPAR amounts, see “Calculation of RevPAR and Total RevPAR”, “Non-GAAP Financial Measures”, “Supplemental Financial Results” and “Reconciliation of Forward-Looking Statements” below.

Earnings Call information

Ryman Hospitality Properties will hold a conference call to discuss this release today at 12:00 p.m. ET. Investors can listen to the conference call over the Internet at www.rymanhp.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by world-class lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat and The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland. The Company also owns and operates a number of media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for nearly 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and WSM-AM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the future performance of our business, the effect of the Company’s election of REIT status, anticipated cost synergies and revenue enhancements from the Marriott relationship, the effect of and degree of success of the joint action plan to improve the performance of the Hospitality segment, the expected approach to making dividend payments, the board’s ability to alter the dividend policy at any time, and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the effect of the Company’s election to be taxed as a REIT for federal income tax purposes effective for the year ending December 31, 2013, the Company’s ability to remain qualified as a REIT, the Company’s ability to execute its strategic goals as a REIT, the effects of business disruption related to the Marriott management transition and the REIT conversion, the Company’s ability to realize cost savings and revenue enhancements from the REIT conversion and the Marriott transaction, the Company’s ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, which could be made at any time, the determination of Adjusted FFO and REIT taxable income, and the Company’s ability to borrow funds pursuant to its credit agreements. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2013 and June 30, 2013. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent report on Form 10-K. Copies of our reports are available on our website at no expense at www.rymanhp.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Retail Adjusted Revenue

Under Marriott International, Inc.’s management of Gaylord Opryland, Gaylord Texan, and Gaylord National, the retail operations of such hotels were outsourced to a third party retailer beginning in the fourth quarter of 2012. The properties now receive rental lease payments rather than full retail revenue and associated expense. The net impact of this change lowered overall retail revenue for each affected property. During the third quarter of 2013 the change resulted in revenue decreases of approximately $2.8 million (Gaylord Opryland–$1.5 million, Gaylord

Texan–$0.8 million, and Gaylord National–$0.5 million). The change impacted consolidated revenue, Hospitality segment revenue, property revenue, and Total RevPAR as explained below. To enable period-over-period comparison, we have included adjusted 2012 revenue and 2012 Total RevPAR figures to reflect the elimination of retail revenues from operations that have been outsourced in the 2013 period. No adjustments were made to the Gaylord Palms’ results due to the fact that during all periods presented, retail operations were outsourced at that property. A reconciliation of actual revenue to Retail Adjusted Revenue for the 2012 period is set forth below under “Supplemental Financial Results.”

Calculation of RevPAR and Total RevPAR

We calculate revenue per available room (“RevPAR”) for our hotels by dividing room revenue by room nights available to guests for the period. We calculate total revenue per available room (“Total RevPAR”) for our hotels by dividing the sum of room revenue, food & beverage, and other ancillary services revenue by room nights available to guests for the period. We calculate retail adjusted total revenue per available room (“Retail Adjusted Total RevPAR”) for our hotels for 2012 by dividing the sum of room revenue, food and beverage, and other ancillary services revenue minus the retail inventory adjustment for the period by room nights available to guests for the period.

Under Marriott International, Inc.’s management of Gaylord Opryland, Gaylord Texan, and Gaylord National, the retail operations of such hotels were outsourced to a third party retailer beginning in the fourth quarter of 2012. The properties now receive rental lease payments rather than full retail revenue and associated expense. The net impact of this change lowered overall retail revenue for each affected property. To enable period-over-period comparison, we have based 2013 Total RevPAR guidance on 2012 Retail Adjusted Revenue and 2012 Retail Adjusted Total RevPAR figures, which reflect the elimination from the 2012 figures of retail revenues from operations that have been outsourced in the 2013 period. No adjustments were made to the Gaylord Palms’ revenue due to the fact that during all periods presented, retail operations were outsourced at that property. A presentation of actual revenue and Retail Adjusted Revenue for the 2012 period is set forth below under “Supplemental Financial Results.”

RevPAR estimated annual change included in our guidance is based on 2012 RevPAR of $123.36 (as adjusted to reflect a change in room counting methods that does not exclude renovation rooms from the calculation of rooms available, per Marriott room counting methods), and Total RevPAR estimated annual change is based on 2012 Retail Adjusted Total RevPAR of $306.41 (as adjusted to reflect the elimination from the first three quarters of 2012 of revenues from retail operations that were outsourced to a third-party retailer beginning in the fourth quarter of 2012, as well as Marriott room counting methods).

Non-GAAP Financial Measures

We present the following non-GAAP financial measures we believe are useful to investors as key measures of our operating performance: Adjusted EBITDA, Adjusted FFO and Retail Adjusted Revenue, as described above.

To calculate Adjusted EBITDA, we determine EBITDA, which represents net income (loss) determined in accordance with GAAP, plus loss (income) from discontinued operations, net; provision (benefit) for income taxes; other (gains) and losses, net; loss on extinguishment of debt; (income) loss from unconsolidated entities; interest expense; and depreciation and amortization, less interest income. Adjusted EBITDA is calculated as EBITDA plus preopening costs; non-cash ground lease expense; equity-based compensation expense; impairment charges; any closing costs of completed acquisitions; interest income on Gaylord National bonds; other gains (and losses); REIT conversion costs and any other adjustments we have identified in this release. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA and a reconciliation of segment operating income to segment Adjusted EBITDA are set forth below under “Supplemental Financial Results.” Our method of calculating Adjusted EBITDA as used herein differs from the method we used to calculate Adjusted EBITDA as presented in press releases covering periods prior to 2013. The $4.9 million loss on the call spread settlement recorded in the second quarter of 2013 related to our convertible notes repurchase does not result in a charge to net income. Therefore, Adjusted EBITDA does not reflect the impact of the loss.

We calculate Adjusted FFO to mean net income (loss) (computed in accordance with GAAP), excluding non-controlling interests, and gains and losses from sales of property; plus depreciation and amortization (excluding amortization of deferred financing costs and debt discounts) and impairment losses; we also exclude written-off deferred financing costs, non-cash ground lease expense, amortization of debt discounts and amortization of deferred financing costs; and gain (loss) on extinguishment of debt, and subtract certain capital expenditures (the required FF&E reserves for our managed properties plus maintenance capital expenditures for our non-managed properties). We also exclude the effect of the non-cash income tax benefit relating to the REIT conversion. We have presented Adjusted FFO both excluding and including REIT conversion costs. We believe that the presentation of Adjusted FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base than our ongoing operations. We also use Adjusted FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of net income (loss) to Adjusted FFO is set forth below under “Supplemental Financial Results.” The $4.9 million loss on the call spread settlement recorded in the second quarter of 2013 related to our convertible notes repurchase does not result in a charge to net income. Therefore, Adjusted FFO does not reflect the impact of the loss.

We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA and Adjusted FFO may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. Adjusted EBITDA and Adjusted FFO, and any related per share measures, should not be considered as alternative measures of our net income (loss), operating performance, cash flow or liquidity. Adjusted EBITDA and Adjusted FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that Adjusted EBITDA and Adjusted FFO can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily better indicators of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market and other conditions may harm our cash flow.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com
~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
(615) 316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com; dzacchei@sloanepr.com

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2013	2012	2013	2012
Revenues :
Rooms	$83,804	$86,173	$265,386	$273,689
Food and beverage	88,193	89,865	285,690	299,165
Other hotel revenue	27,307	31,903	80,640	94,182
Opry and Attractions	21,892	20,188	56,776	53,237

Total revenues	221,196	228,129	688,492	720,273

Operating expenses:
Rooms	26,369	24,933	78,020	72,698
Food and beverage	55,920	56,791	177,574	179,049
Other hotel expenses	65,718	72,175	203,869	219,905
Management fees	3,253	—	10,446	—

Total hotel operating expenses	151,260	153,899	469,909	471,652
Opry and Attractions	15,411	14,216	41,326	39,048
Corporate	5,699	11,217	19,001	37,483
REIT conversion costs	971	51,371	21,383	57,799
Casualty loss	26	173	75	719
Preopening costs	—	1	—	340
Impairment and other charges (non-REIT conversion costs)	110	—	1,357	—
Depreciation and amortization	27,916	30,701	88,979	93,389

Total operating expenses	201,393	261,578	642,030	700,430

Operating income (loss)	19,803	(33,449)	46,462	19,843
Interest expense, net of amounts capitalized	(15,187)	(15,136)	(45,934)	(43,949)
Interest income	3,020	3,081	9,123	9,256
Income from unconsolidated companies	10	—	10	109
Loss on extinguishment of debt	(4,181)	—	(4,181)	—
Other gains and (losses), net	2,318	2,251	2,365	2,251

Income (loss) before income taxes	5,783	(43,253)	7,845	(12,490)
Benefit for income taxes	12,450	16,581	80,526	798

Income (loss) from continuing operations	18,233	(26,672)	88,371	(11,692)
Loss from discontinued operations, net of taxes	(202)	(2)	(181)	—

Net income (loss)	18,031	(26,674)	88,190	(11,692)
Loss on call spread modification related to convertible notes	—	—	(4,869)	—

Net income (loss) available to common shareholders	$18,031	$(26,674)	$83,321	$(11,692)

Basic net income (loss) per share available to common shareholders:
Income (loss) from continuing operations	$0.36	$(0.57)	$1.62	$(0.24)
Income from discontinued operations, net of taxes	—	—	—	—

Net income (loss)	$0.36	$(0.57)	$1.62	$(0.24)

Fully diluted net income (loss) per share available to common shareholders:
Income (loss) from continuing operations	$0.30	$(0.57)	$1.33	$(0.24)
Income from discontinued operations, net of taxes	—	—	—	—

Net income (loss)	$0.30	$(0.57)	$1.33	$(0.24)

Weighted average common shares for the period:
Basic	50,524	46,546	51,392	48,073
Diluted (1)	60,102	46,546	62,713	48,073

(1)	Represents GAAP calculation of diluted shares and does not consider anti-dilutive effect of the Company’s purchased call options associated with its convertible notes. For the three months and nine months ended September 30, 2013, the purchased call options effectively reduce dilution by approximately 5.4 million and 6.2 million shares of common stock, respectively.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Sept. 30, 2013	Dec. 31, 2012
ASSETS:
Property and equipment, net of accumulated depreciation	$2,084,247	$2,148,999
Cash and cash equivalents - unrestricted	52,090	97,170
Cash and cash equivalents - restricted	18,557	6,210
Notes receivable	145,206	149,400
Trade receivables, net	52,746	55,343
Deferred financing costs	20,527	11,347
Prepaid expenses and other assets	67,439	63,982

Total assets	$2,440,812	$2,532,451

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Debt and capital lease obligations	$1,174,813	$1,031,863
Accounts payable and accrued liabilities	156,376	218,461
Deferred income taxes	31,200	88,938
Deferred management rights proceeds	184,154	186,346
Dividends payable	25,652	—
Other liabilities	126,602	153,245
Stockholders’ equity	742,015	853,598

Total liabilities and stockholders’ equity	$2,440,812	$2,532,451

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

ADJUSTED EBITDA RECONCILIATION

Unaudited

(in thousands)

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
	2013		2012		2013		2012
	$	Margin	$	Margin	$	Margin	$	Margin
Consolidated
Revenue	$221,196		$228,129		$688,492		$720,273
Net income (loss)	$18,031		$(26,674)		$88,190		$(11,692)
Loss from discontinued operations, net of taxes	202		2		181		—
Benefit for income taxes	(12,450)		(16,581)		(80,526)		(798)
Other (gains) and losses, net	(2,318)		(2,251)		(2,365)		(2,251)
Net loss on the extinguishment of debt	4,181		—		4,181		—
Income from unconsolidated companies	(10)		—		(10)		(109)
Interest expense, net	12,167		12,055		36,811		34,693
Depreciation & amortization	27,916		30,701		88,979		93,389

EBITDA	47,719	21.6%	(2,748)	-1.2%	135,441	19.7%	113,232	15.7%
Preopening costs	—		1		—		340
Non-cash lease expense	1,399		1,427		4,196		4,279
Equity-based compensation	1,771		1,965		4,938		7,242
Impairment charges (non-REIT conversion costs)	110		—		1,357		—
Interest income on Gaylord National bonds	3,020		3,078		9,119		9,246
Other gains and (losses), net	2,318		2,251		2,365		2,251
Gain on disposal of assets	—		—		(52)		—
Casualty loss	26		173		75		719
REIT conversion costs	971		51,371		21,383		57,799

Adjusted EBITDA	$57,334	25.9%	$57,518	25.2%	$178,822	26.0%	$195,108	27.1%

Hospitality segment
Revenue	$199,304		$207,941		$631,716		$667,036
Operating income	21,906		17,769		75,109		103,890
Depreciation & amortization	25,599		26,095		77,928		80,977
Preopening costs	—		1		—		340
Non-cash lease expense	1,399		1,427		4,196		4,279
Equity-based compensation	—		252		—		1,979
Impairment charges (non-REIT conversion costs)	110		—		1,357		—
Interest income on Gaylord National bonds	3,020		3,078		9,119		9,246
Other gains and (losses), net	2,318		2,251		2,365		2,251
Gain on disposal of assets	—		—		(52)		—
REIT conversion costs	429		10,177		7,413		10,177

Adjusted EBITDA	$54,781	27.5%	$61,050	29.4%	$177,435	28.1%	$213,139	32.0%

Opry and Attractions segment
Revenue	$21,892		$20,188		$56,776		$53,237
Operating income	5,154		4,543		11,335		9,926
Depreciation & amortization	1,317		1,262		4,002		3,826
Equity-based compensation	150		87		412		231
Casualty loss	—		128		—		398
REIT conversion costs	10		39		113		39

Adjusted EBITDA	$6,631	30.3%	$6,059	30.0%	$15,862	27.9%	$14,420	27.1%

Corporate and Other segment
Operating loss	(7,257)		(55,761)		(39,982)		(93,973)
Depreciation & amortization	1,000		3,344		7,049		8,586
Equity-based compensation	1,621		1,626		4,526		5,032
Casualty loss	26		45		75		321
REIT conversion costs	532		41,155		13,857		47,583

Adjusted EBITDA	$(4,078)		$(9,591)		$(14,475)		$(32,451)

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

FUNDS FROM OPERATIONS (“FFO”) AND ADJUSTED FFO RECONCILIATION

Unaudited

(in thousands, except per share data)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2013	2012	2013	2012
	$	$	$	$
Consolidated
Net income (1)	$18,031	$(26,674)	$88,190	$(11,692)
Depreciation & amortization	27,916	30,701	88,979	93,389
(Gains) losses on sale of real estate assets	—	—	(52)	—

FFO	45,947	4,027	177,117	81,697
Capital expenditures (2)	(7,173)	(14,928)	(22,046)	(42,814)
Non-cash lease expense	1,399	1,427	4,196	4,279
Impairment charges	123	21,287	1,909	21,287
Loss on extinguishment of debt	4,181	—	4,181	—
Write-off of deferred financing costs	—	—	1,845	—
Amortization of deferred financing costs	1,441	1,225	4,083	3,648
Amortization of debt discounts	3,206	3,446	10,543	10,200
Noncash tax benefit resulting from REIT conversion	(5,629)	—	(66,046)	—

Adjusted FFO (1)	$43,495	$16,484	$115,782	$78,297

REIT conversion costs (tax effected)	2,241	19,030	16,328	23,118

Adjusted FFO excluding REIT conversion costs (1)	$45,736	$35,514	$132,110	$101,415

FFO per basic share	$0.91	$0.09	$3.45	$1.70
Adjusted FFO per basic share	$0.86	$0.35	$2.25	$1.63
Adjusted FFO (excl. REIT conversion costs) per basic share	$0.91	$0.76	$2.57	$2.11
FFO per diluted share (3)	$0.76	$0.09	$2.82	$1.70
Adjusted FFO per diluted share (3)	$0.72	$0.35	$1.85	$1.63
Adjusted FFO (excl. REIT conversion costs) per diluted share (3)	$0.76	$0.76	$2.11	$2.11

(1)	As the impact of the loss on the call spread modification related to the repurchase of our convertible notes repurchase does not represent a charge to net income, net income, adjusted FFO and adjusted FFO excluding REIT conversion costs do not include this loss.
(2)	Represents FF&E reserve for managed properties and maintenance capital expenditures for non-managed properties.
(3)	The GAAP calculation of diluted shares does not consider the anti-dilutive effect of the Company’s purchased call options associated with its convertible notes. For the three months and nine months ended September 30, 2013, the purchased call options effectively reduce dilution by approximately 5.4 million and 6.2 million shares, respectively.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2013	2012 (1)	2013	2012 (1)
HOSPITALITY OPERATING METRICS:
Hospitality Segment
Occupancy	71.2%	70.0%	70.9%	71.9%
Average daily rate (ADR)	$158.02	$165.18	$169.35	$171.66
RevPAR	$112.49	$115.67	$120.04	$123.35
OtherPAR	$155.03	$163.44	$165.71	$177.27
Total RevPAR	$267.52	$279.11	$285.75	$300.62
Revenue	$199,304	$207,941	$631,716	$667,036
Adjusted EBITDA	$54,781	$61,050	$177,435	$213,139
Adjusted EBITDA Margin	27.5%	29.4%	28.1%	32.0%
Gaylord Opryland
Occupancy	75.5%	67.5%	72.2%	70.6%
Average daily rate (ADR)	$152.29	$154.14	$156.02	$158.97
RevPAR	$115.03	$104.01	$112.65	$112.30
OtherPAR	$136.45	$135.30	$142.81	$151.48
Total RevPAR	$251.48	$239.31	$255.46	$263.78
Revenue	$66,678	$63,452	$200,993	$208,300
Adjusted EBITDA	$20,927	$16,933	$61,331	$63,807
Adjusted EBITDA Margin	31.4%	26.7%	30.5%	30.6%
Gaylord Palms
Occupancy	68.6%	70.7%	75.5%	77.5%
Average daily rate (ADR)	$143.93	$146.76	$163.21	$167.70
RevPAR	$98.68	$103.81	$123.28	$130.01
OtherPAR	$157.22	$169.26	$194.39	$210.57
Total RevPAR	$255.90	$273.07	$317.67	$340.58
Revenue	$33,101	$35,322	$121,932	$131,207
Adjusted EBITDA	$6,049	$8,103	$30,684	$42,312
Adjusted EBITDA Margin	18.3%	22.9%	25.2%	32.2%
Gaylord Texan
Occupancy	74.1%	78.0%	71.9%	72.9%
Average daily rate (ADR)	$158.42	$168.90	$170.02	$173.33
RevPAR	$117.39	$131.82	$122.27	$126.39
OtherPAR	$188.95	$203.78	$195.79	$210.32
Total RevPAR	$306.34	$335.60	$318.06	$336.71
Revenue	$42,585	$46,653	$131,200	$139,405
Adjusted EBITDA	$11,886	$14,133	$35,699	$43,500
Adjusted EBITDA Margin	27.9%	30.3%	27.2%	31.2%
Gaylord National
Occupancy	64.1%	69.0%	65.3%	70.4%
Average daily rate (ADR)	$187.12	$198.67	$204.93	$200.59
RevPAR	$120.01	$137.07	$133.75	$141.16
OtherPAR	$173.10	$189.71	$176.55	$188.80
Total RevPAR	$293.11	$326.78	$310.30	$329.96
Revenue	$53,824	$60,006	$169,086	$180,457
Adjusted EBITDA	$15,090	$21,308	$47,552	$61,573
Adjusted EBITDA Margin	28.0%	35.5%	28.1%	34.1%
The Inn at Opryland (2)
Occupancy	73.9%	57.8%	68.6%	61.6%
Average daily rate (ADR)	$105.96	$103.79	$107.74	$105.55
RevPAR	$78.33	$59.97	$73.91	$65.00
OtherPAR	$33.46	$32.05	$28.90	$28.97
Total RevPAR	$111.79	$92.02	$102.81	$93.97
Revenue	$3,116	$2,508	$8,505	$7,667
Adjusted EBITDA	$829	$573	$2,169	$1,947
Adjusted EBITDA Margin	26.6%	22.8%	25.5%	25.4%

(1)	For purposes of comparability, both 2013 and 2012 occupancy, RevPAR, OtherPAR and Total RevPAR are calculated using Marriott’s method of calculating available rooms and do not exclude renovation rooms from the calculation of rooms available, which is different from how the Company has previously accounted for renovation rooms prior to the Marriott transition. In addition, both 2013 and 2012 occupancy and ADR do not include complimentary room nights in the calculation of occupied rooms, which is different from how the Company has previously accounted for complimentary rooms.
(2)	Includes other hospitality revenue and expense.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

RECONCILIATION OF ADJUSTED RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2013	2012	2013	2012
Consolidated:
Revenue	$221,196	$228,129	$688,492	$720,273
Less: Retail Inventory Adjustment	—	(2,761)	—	(7,896)

Retail Adjusted Revenue	$221,196	$225,368	$688,492	$712,377
Hospitality Segment:
Revenue	$199,304	$207,941	$631,716	$667,036
Less: Retail Inventory Adjustment	—	(2,761)	—	(7,896)

Retail Adjusted Revenue	$199,304	$205,180	$631,716	$659,140
Total RevPAR	$267.52	$279.11	$285.75	$300.62
Retail Adjusted Total RevPAR	$267.52	$275.40	$285.75	$297.06
Gaylord Opryland:
Revenue	$66,678	$63,452	$200,993	$208,300
Less: Retail Inventory Adjustment	—	(1,524)	—	(4,618)

Retail Adjusted Revenue	$66,678	$61,928	$200,993	$203,682
Total RevPAR	$251.48	$239.31	$255.46	$263.78
Retail Adjusted Total RevPAR	$251.48	$233.57	$255.46	$257.93
Gaylord Palms:
Revenue	$33,101	$35,322	$121,932	$131,207
Less: Retail Inventory Adjustment	—	—	—	—

Retail Adjusted Revenue	$33,101	$35,322	$121,932	$131,207
Total RevPAR	$255.90	$273.07	$317.67	$340.58
Retail Adjusted Total RevPAR	$255.90	$273.07	$317.67	$340.58
Gaylord Texan:
Revenue	$42,585	$46,653	$131,200	$139,405
Less: Retail Inventory Adjustment	—	(763)	—	(1,887)

Retail Adjusted Revenue	$42,585	$45,890	$131,200	$137,518
Total RevPAR	$306.34	$335.60	$318.06	$336.71
Retail Adjusted Total RevPAR	$306.34	$330.11	$318.06	$332.16
Gaylord National:
Revenue	$53,824	$60,006	$169,086	$180,457
Less: Retail Inventory Adjustment	—	(474)	—	(1,390)

Retail Adjusted Revenue	$53,824	$59,532	$169,086	$179,067
Total RevPAR	$293.11	$326.78	$310.30	$329.96
Retail Adjusted Total RevPAR	$293.11	$324.20	$310.30	$327.42
Inn at Opryland (and Other Hospitality):
Revenue	$3,116	$2,508	$8,505	$7,667
Less: Retail Inventory Adjustment	—	—	—	—

Retail Adjusted Revenue	$3,116	$2,508	$8,505	$7,667
Total RevPAR	$111.79	$92.02	$102.81	$93.97
Retail Adjusted Total RevPAR	$111.79	$92.02	$102.81	$93.97

Ryman Hospitality Properties, Inc. and Subsidiaries

Reconciliation of Forward-Looking Statements

Unaudited

(in thousands)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Adjusted Funds From Operations (“AFFO”) reconciliation:

	GUIDANCE RANGE
	FOR FULL YEAR 2013
	Low	High
Ryman Hospitality Properties, Inc.
Net Income [1]	$112,700	$116,200
Provision (benefit) for income taxes	(23,000)	(22,000)
Write off and Valuation Allowance	(60,000)	(60,000)
Other (gains) and losses, net	(2,300)	(2,300)
(Gain) Loss on debt extinguishment	3,000	3,000
Interest expense	61,000	63,000
Interest income	(12,000)	(12,000)

Operating Income	79,400	85,900
Depreciation and amortization	118,000	123,000

EBITDA	197,400	208,900
Non-cash lease expense	5,600	5,600
Equity based compensation	6,500	7,000
Impairment charges (non-REIT conversion costs)	1,200	1,200
Other gains and (losses), net	2,300	2,300
Interest income	12,000	12,000
REIT conversion costs	25,000	24,000

Adjusted EBITDA	$250,000	$261,000

Hospitality Segment [2]
Operating Income	$123,600	$128,100
Depreciation and amortization	103,000	107,000

EBITDA	226,600	235,100
Non-cash lease expense	5,600	5,600
Equity based compensation	—	—
Other gains and (losses), net	2,300	2,300
Impairment	1,200	1,200
Interest income	12,000	12,000
REIT conversion costs	6,300	5,800

Adjusted EBITDA	$254,000	$262,000

Opry and Attractions Segment
Operating Income	$12,700	$13,600
Depreciation and amortization	5,500	5,500

EBITDA	18,200	19,100
Non-cash lease expense	—	—
Equity based compensation	600	700
Interest income	—	—
REIT conversion costs	200	200

Adjusted EBITDA	$19,000	$20,000

Corporate and Other Segment
Operating Income	$(56,900)	$(55,800)
Depreciation and amortization	9,500	10,500

EBITDA	(47,400)	(45,300)
Non-cash lease expense	—	—
Equity based compensation	5,900	6,300
Interest income	—	—
REIT conversion costs	18,500	18,000

Adjusted EBITDA	$(23,000)	$(21,000)

Ryman Hospitality Properties, Inc.
Net Income [1]	$112,700	$116,200
Depreciation & amortization	118,000	123,000
Capital expenditures	(35,000)	(33,000)
Impairments	1,200	1,200
Non-cash lease expense	5,600	5,600
Amortization of debt premiums/disc.	15,000	15,000
Amortization of DFC	6,000	6,000
Write-off of DFC	2,000	2,000
Other non-recurring items	(60,000)	(60,000)
Loss (gain) on debt extinguishment	3,000	3,000

Adjusted FFO	168,500	179,000
REIT conversion costs (tax-effected)	19,000	18,000

Adjusted FFO excl. REIT conversion costs	$187,500	$197,000

1	Does not include the impact of the loss on the call spread settlement related to the repurchase of a portion of the convertible notes.
2	Hospitality segment includes interest income from Gaylord National bonds.